UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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FS INVESTMENT CORPORATION III

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FS Investment Corporation III

Q4 2017 Earnings Call

March 16, 2018

ANNA: Good morning and welcome the FS Investment Corporation III’s fourth quarter and full year 2017 earnings call. Please note that the FS Investment Corporation III may be referred to as FSIC III, the Fund, or the company throughout the call. Today’s conference call is being recorded and an audio replay of the conference call will be available for 30 days on FSIC III’s webpage, at www.fsinvestments.com. Please note that this call is the property of FSIC III. Any unauthorized rebroadcast of this call in any form is strictly prohibited.

I would also like to turn your attention to the customary disclosure and FSIC III filings with the SEC regarding forward looking statements. Today’s conference call includes forward-looking statements and we ask that you refer to FSIC III’s most recent filings with the SEC for important factors that could cause actual results or outcomes to differ materially from these statements. FSIC III does not undertake to update its forward looking statements unless required to do so by law. Please also note that today’s conference call includes certain financial figures that may have been rounded. To obtain copies of FSIC III’s latest SEC filing, please visit the FS Investment’s website or visit the SEC’s website at www.sec.gov. There will be a question and answer session at the end of this call.

I will now turn the call over to Zach Klehr, Executive Vice President of FS Investments Corporation III. Mr. Klehr you may begin.

ZACHARY KLEHR: Thank you Anna and thanks to everyone for taking the time to join this call. On behalf of my colleagues at FS Investments, I’d like to welcome all of you to FS Investment Corporation III’s fourth quarter and full year 2017 Earnings Call. On today’s call, I will provide a summary overview of the transaction we announced in December and the progress that we’ve made on several key fronts since announcing our partnership with KKR. Following my remarks, Sean Coleman, Chief Credit Officer at FS Investments, will provide perspective on the current lending environment and discuss our financial results for the quarter and full year ended December 31, 2017. I will then provide a few closing comments before we open the call for questions.

Over the past 10 years, we’ve seen the direct lending market evolve into a much more competitive and dynamic space. While we believe the scale and breadth of our platform is a significant advantage going forward, we expect increased competition in the middle market and consolidation within the BDC sector. To position FSIC III and our platform for further success, we must continue evolve the financing solutions we offer and further leverage our scale, access a broader set of investment opportunities, and better serve our portfolio companies and sponsors.

To this end, FS and KKR announced in December a partnership to manage all FSIC funds, including FSIC III, as well as the BDCs currently managed by KKR, including Corporate Capital Trust and Corporate Capital Trust II. Through this partnership, we will create the premier alternative lending platform in the industry with over $18 billion in assets, 150 sponsor relationships, and 325 portfolio companies. We believe the certainty, stability, and scale of the newly announced partnership, along with the expansion of our internal credit investment team, will create significant value for our investors and position FS to remain a leader within the BDC space.

As part of the partnership, FSIC III will be able to co-invest across a full breadth of KKR Credit’s platform which we believe will create access to expanded deal flow and new sources of income and return. We believe a more diverse set of investment channels, with broader financing solutions will help drive deal flow, increase our ability to optimize the Fund’s portfolio and position us to generate better risk adjusted returns for our stockholders. By providing a full suite of differentiated lending solutions, including KKR’s full scale capital market capability, we can better support our borrowers’ needs and the lifecycle of their businesses. This will position us to build stronger relationships and prove our asset selection and win more deals.

Once FSIC III enters into a new advisory agreement, the Fund’s management fee will be permanently lowered from 1.75% to 1.5%, while the Fund’s annualized hurdle rate will be lowered from 7.5% to 7%, which aligns to the CCT funds as well as the hurdle rate set by some of the largest publicly traded BDCs.

Finally, since filing the definitive proxy statement with the SEC on January 18, 2018, we have made significant progress towards obtaining the necessary stockholder approvals. Based on the positive momentum we’ve seen since commencing the solicitation, we hope to receive all necessary approvals across the FSIC franchise ahead of the closing of the proxy window. Let me pause from the prepared remarks for a moment and share that FSIC III, while close to completing the proxy, still has not. So if you’re an FSIC III shareholder, or you’re an advisor who

FS Investment Corporation III

Q4 2017 Earnings Call

March 16, 2018

represents an FSIC III shareholder, we would encourage you to vote, we would encourage your clients to vote to ensure that we complete the proxy before the March 26 special meeting date. I would also add that of those stockholders voting, the overwhelming majority have voted in favor of the proposals to approve both the co-advisory and joint advisory agreements respectively. With that, I’d now like to turn the call over to Sean to discuss market conditions and our investment results during quarter and full year.

SEAN COLEMAN: Thank you, Zach. Over the past several quarters, we’ve commented on the generally tight yield and competitive market environment. These conditions remained firmly in place during the fourth quarter and throughout 2017 as pricing powers skewed to issuers. New CLO formation and strong investment demand for floating rate assets more than met 2017’s heavy new issuance volume.

Especially in these markets, we believe careful credit selection and market discipline are critical. We’ve maintained our focus on first lien senior secured debt with strong risk-adjusted returns. As we continue to optimize the portfolio, our primary focus during the quarter was on leveraging the capital base in our BDC platform to improve the liquidity and operating efficiencies of our portfolio companies.

New direct origination activity was approximately $260 million during the fourth quarter, including unfunded commitment and $806 million for the year ended 2017. As of year-end, direct originations represented approximately 73% of the portfolio based on fair value, up from 72% the prior quarter. The Fund has grown its allocation to direct originations over time by leveraging the combined purchasing power across all of FS Investment’s BDCs. Direct originations typically offer higher yields than the broadly syndicated market and allow for greater control over the underwriting process, which we view as critical, especially during periods of market volatility. Our allocation to core investment strategies, which includes direct originations and opportunistic investments, represented 94% of the portfolio based on fair value as of yearend, compared to 93% from the prior quarter. Broadly syndicated loans and other investments repressed approximately 6% of the portfolio based on fair value as of year-end, down from 7% the prior quarter.

We’ve maintained our focus on senior secured debt as the Fund’s investments in first lien senior secured loans represented approximately 66% of the fair value of the portfolio as of year-end, up from 63% the prior quarter. We believe this focus is reflected in the strength of the portfolio’s credit quality. As of yearend, six assets were on non-accrual, representing 1% of the portfolio based on fair value and 1.4% based on amortized cost.

As of year-end, the Fund’s estimated gross portfolio yield prior to leverage, and including non-income producing assets, was 10% based on amortized cost, unchanged from the prior quarter.

Now I’d like to turn to the Fund’s performance. Net investment income was $0.19 per share for the quarter ended December 31, 2017, compared to $0.17 for the prior quarter. The Fund paid regular cash distributions of approximately $50 million or 17.5 cents per share during the quarter. The Fund’s distributions were fully covered through net investment income. The Fund’s annualized distribution rate was 8.38%, based on the Fund’s distribution reinvestment price of $8.35 per share as of year-end. The Fund’s net asset value as of year-end was $8.22 per share compared to $8.50 per share as of September 30, 2017, and $8.53 per share as of year-end 2016. The decline in the Fund’s NAV during the quarter and full year was primarily driven by unrealized depreciation across a select number of second lien and equity holdings. While equity investments are not core to our senior debt focused origination strategy, and the majority of our equity investments were restructured equity positions, we nonetheless remain confident in the long term potential of these investments and expect to reduce our equity exposure over the next 12 to 18 months. It’s important to note that we along with our board of directors work with independent third party valuation service providers to mark to market 100 % of the portfolio each quarter.

Looking forward, we believe the portfolio is well-positioned in the current competitive environment to generate strong risk adjusted returns for our stockholders. I’ll turn the call back to Zach for closing comments and our outlook.

ZACHARY KLEHR: Thank you, Sean. Upon completing the proxy and transition process, we will focus on optimizing the collective FS and KKR BDC platform to create value for our investors. As part of that effort, we are considering potential mergers our six BDCs that comprise the FS and CCT franchises, which represent the entirety

FS Investment Corporation III

Q4 2017 Earnings Call

March 16, 2018

of FS and KKR’s middle market diversified direct-lending BDC platform. We continue to believe that merging these entities will provide business and operational synergies that will expand long term shareholder value, specifically through reduction in administrative costs, expansion and diversification of the investment portfolio and the optimization of our capital structure with lower borrowing costs. Any mergers will, among other things, be subject to market conditions and the review and approval from each fund’s respective independent board of directors. We appreciate your time today and hope you have a better sense of the progress we’ve made in executing on our transition plan. As you’ve come to expect from FS, we’ll continue to communicate with our stockholders and their financial advisors throughout this transitionary period and remain focused on delivering strong returns for our investors.

At this time, I would like to open up the line for questions. The operator will take a moment to explain the queueing process. Anna?

ANNA: At this time, I would like to remind everyone, in order to ask a question, press * then the number one on your telephone keypad. Again, that is * 1 to ask a question; and we’ll pause for just a moment to compile the Q&A roster. Again, that is * 1 to ask a question. We do have a question from David Bonance.

DAVID: Yes, in light of the LIBOR rate going up approximately 100 basis points over the last six months, is there a way that you could give us an idea of what that means for the portfolio in relation to distributable income?

What percentage of the portfolio obviously has been floating rate, how much of the debt against the portfolio is floating rate, and then does that potentially mean two cents or six cents a share in distributable income difference if we did have a full 12 month period with a consistent 100 basis point rise in LIBOR? Thank you.

SEAN COLEMAN: Great question. This is Sean. So the vast preponderance of our portfolio is variable rate. It’s about 68% of the portfolio. We’re going to pull up the impact right now, just to give you the per share or dollar percentage impact. So up 100 basis points, would boost our net investment income by about 4%. And then if we have another move, say another couple hundred basis points, that’s ten-plus percent growth. So we are levered to LIBOR.

ZACHARY KLEHR: Yeah. Thank you for the question. We also make it a point to disclose that in our 10-Q. In our latest 10-Q, on page 89, is a table going from 100 basis points all the way up to 500 basis points. So depending on what your personal expectations are of where LIBOR rates are going, you can look at that table. We put it in each of our BDCs’ 10-Qs. Your observation is spot on about the liability side. So Sean highlighted the portion of the portfolio that was in floating rate, definitely benefits from LIBOR going up.

On our non-traded BDCs, the vast preponderance of our debt is also floating. And so it’s really the unlevered portion of the book where you would see the increase in income. Because any increase on the asset side would be offset by the liability side. That is not true on FSIC, our publicly traded BDC. Because that BDC is public, we’ve been able to avail ourselves of a fixed rate investment grade unsecured debt. And so there, we’ll see a greater impact from rising rates.

DAVID: So if you said something like 68% of this portfolio is floating rate, considering the leverage, so roughly about half of that exposure would be unencumbered by offsetting LIBOR increases? Is that fair?

ZACHARY KLEHR: Yeah. I would not make that assumption because the way these vehicles work. Without going down a rabbit hole, there are different facilities and each facility is able to leverage different types of debt. So it’s not across the entire portfolio. And so we have a TRS facility for example, in both FSIC III and FSIC IV, that entire facility is 100% – both the facilities and the assets in it are 100% floating rate. So I hear what you’re saying. I would point you to the table on page 89 and that shows the actual portfolio impact when we stress test it with rising and decline rates. And we show both rising and decline rates on that table.

DAVID: Okay. Thank you.

ANNA: Again, that is star 1 on your telephone keypad to ask a question.

FS Investment Corporation III

Q4 2017 Earnings Call

March 16, 2018

ZACHARY KLEHR: Okay. Seeing no additional questions. David, thank you for your question, we appreciate it. I want to thank everyone for joining this call today. We appreciate your time and the trust that you’ve placed in us and we’ll speak to you again next quarter. Thank you.

ANNA: Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

FORWARD-LOOKING STATEMENTS

This document and its contents may contain certain “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of FS Investment Corporation III (the “Fund”). Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption to the Fund’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in the Fund’s operating area, failure to obtain requisite stockholder approval for the Proposals (as defined below) set forth in the Proxy Statement (as defined below), failure to consummate the transactions contemplated by the agreements between FS Investments and KKR and the failure or inability to obtain exceptive relief as described in the Proxy Statement. Some of these factors are enumerated in the filings the Fund made with the Securities and Exchange Commission (the “SEC”) and are contained in the Proxy Statement. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this communication. Except as required by federal securities laws, the Fund undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This document and its contents relate to proposed new investment advisory agreements for the Fund (collectively, the “Proposals”). In connection with the Proposals, the Fund has filed relevant materials with the SEC, including a definitive proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Fund has mailed the Proxy Statement and a proxy card to each stockholder entitled to vote at the stockholder meeting relating to such matters. STOCKHOLDERS OF THE FUND ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS THAT THE FUND WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. Investors and security holders are able to obtain the documents filed with the SEC free of charge at the SEC’s website, www.sec.gov, and from FS Investments’ website at www.fsinvestments.com.

PARTICIPANTS IN THE SOLICITATION

The Fund and its directors, executive officers and certain other members of management and employees, including employees of FS Investments, KKR and their respective affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of the Fund in connection with the Proposals. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Fund’s stockholders in connection with the Proposals are contained in the Proxy Statement. This document may be obtained free of charge from the sources indicated above.